Exhibit 10.54

SUBLEASE TERMINATION AGREEMENT

THIS SUBLEASE TERMINATION AGREEMENT (this “Agreement”) is made as of December 31, 2012, between HYATT CORPORATION, a Delaware corporation (“Sublandlord”), and H GROUP HOLDING, INC., a Delaware corporation (“Subtenant”), with reference to the following:

RECITALS:

A. Sublandlord and Subtenant heretofore entered into a certain Sublease dated as of June 15, 2004 (the “Original Sublease”), pursuant to which Subtenant subleased from Sublandlord certain premises in the building located at 71 South Wacker Drive, Chicago, Illinois, and known as Hyatt Center, (the “Building”).

B. The Original Sublease has been amended by that certain Confirmation Agreement dated as of July 1, 2006 (the “Initial Confirmation Agreement”), by that certain Ratification Agreement and First Amendment to Sublease dated as of February 1, 2007 (the “First Amendment”), by that certain Second Amendment to Sublease dated as of October 31, 2007 (the “Second Amendment”), by that certain Third Amendment to Sublease dated as of May 1, 2008 (the “Third Amendment”) and by that certain Fourth Amendment to Sublease dated as of March 20, 2012 (the “Fourth Amendment”). The Original Sublease, as amended by the Initial Confirmation Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment is herein referred to as the “Sublease.”

C. The space subleased by Subtenant pursuant to the Sublease in effect immediately prior to the date hereof, which currently contains approximately 4,382 square feet of Rentable Area on the 10th floor of the Building, is herein referred to as the “Subleased Premises.”

D. Sublandlord and Subtenant have agreed to an early termination of the Sublease, on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, Sublandlord and Subtenant agree as follows:

1. Incorporation and Defined Terms. The recital paragraphs set forth above are hereby incorporated herein as if fully set forth herein. Capitalized terms not otherwise defined herein shall have the same meanings as are ascribed to such terms in the Sublease.

2. Early Termination of Sublease. Notwithstanding anything to the contrary in the Sublease, and as more specifically described in Section 5 below, effective on December 1, 2012, Subtenant shall relinquish and surrender to Sublandlord all right, title and interest of Subtenant in and to the Subleased Premises and the Sublease shall be deemed terminated with respect thereto. Subtenant shall perform all obligations under the Sublease (including payment of rent) through such time and date. After December 1, 2012, Subtenant shall have no further right to occupy, possess, or use the Subleased Premises.

3. Termination Fees.

a. On or before December 1, 2012, Subtenant shall pay to Sublandlord an termination fee (the “Termination Fee”) in the amount of Five Hundred Forty-Nine Thousand Three Hundred Fifty-Nine and 00//100 Dollars ($549,359.00).

b. The parties agree and acknowledge that (i) the Termination Fee constitutes consideration for Sublandlord’s agreement to an early termination of the Subtenant’s estate and does not represent a continuation of rental payments for possession and (ii) upon any failure of Subtenant to make such payment, Subtenant shall be liable for the entire amount of such payments.

4. Furnishings. Subtenant hereby disclaims any right, title and interest in and to the furniture, fixtures and equipment in the Subleased Premises and agrees that Subtenant has no right to acquire such furniture, fixtures and equipment, and transfers to Sublandlord any right, title and interest Subtenant may have therein.

5. Delivery of Possession and Improvements.

a. Subtenant shall deliver complete possession of the Subleased Premises to Sublandlord on or before 11:59 p.m. (Central Time) on December 1, 2012. The Subleased Premises shall be delivered broom-clean and in the same condition as when Subtenant’s possession commenced, normal wear and tear and damage by fire or other casualty excepted. Subtenant shall deliver such possession in accordance with the terms of return of possession under Sections 41 and 42 of the Master Lease (including removal of any of Subtenant’s trade fixtures and personal property (provided that Subtenant shall not remove the Furniture) and repair of any damage). If Subtenant fails to comply with this Section 5, (i) Subtenant shall be deemed to be holding over and subject to the remedies provided in Section 43 of the Master Lease (incorporated into the Sublease), (ii) at Sublandlord’s option, Subtenant shall be in default under the Sublease, and (iii) Sublandlord may correct any noncompliance with this Section 6 and Subtenant shall reimburse Sublandlord for all reasonable costs incurred by Sublandlord. Any of Subtenant’s remaining property not removed by Subtenant by 11:59 p.m. (Central Time) on December 1, 2012 shall, at Sublandlord’s option be deemed abandoned and conveyed to Sublandlord as if by bill of sale without payment by Sublandlord.

b. Subtenant hereby hereby agrees to indemnify and hold harmless Sublandlord, its successors and assigns, from and against any and all claims, actions, or suits, and from and against any and all liabilities, losses, damages, costs, charges, fees and expenses, including reasonable fees and expenses of outside legal counsel (collectively, “Losses”), which Sublandlord may sustain or incur as a result of the removal, storage or disposal of the Remaining Property by Subtenant or Sublandlord or Subtenant’s entry onto the Premises for the purpose of removing or disposing of the Remaining Property.

6. No Offer. Submission of this Agreement by Sublandlord to Subtenant is not an offer to enter into this Agreement but rather is a solicitation for such an offer from Subtenant. Sublandlord shall not be bound by this Agreement until Sublandlord has executed and delivered the same to Subtenant.

7. Integration of Sublease and Controlling Language. This Agreement and the Sublease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Sublease, the terms and provisions of this Agreement, in all instances, shall control and prevail.

8. Severability. If any provision of this Agreement or the application thereof to any person or circumstances is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Agreement shall be interpreted as if such legal, invalid or unenforceable provision did not exist herein.

9. Entire Agreement. This Agreement and the Sublease contain the entire integrated agreement between the parties respecting the subject matter of this Agreement and the Sublease and supersede all prior and contemporaneous understandings and agreements other than the Sublease between the parties respecting the subject matter of this Agreement and the Sublease. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement or the sublease which are not fully expressed in this Agreement and the Sublease, and no party hereto has relied upon any other representations, agreements, arrangements or understandings. The terms of this Agreement and the Sublease are intended by the parties as the final expression of their agreement with respect to those terms and may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement. The parties further intend that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement (and, for avoidance of doubt, the Sublease is not extrinsic for this purpose).

10. Successors and Assigns. Each provision of the Sublease and this Agreement shall extend to and shall bind and inure to the benefit of Sublandlord and Subtenant, their respective heirs, legal representatives, and permitted successors and assigns.

11. Time of the Essence. Time is of the essence of this Agreement and the Sublease and each provision hereof.

12. Multiple Counterparts. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute a fully executed instrument.

13. Authority. Sublandlord and Subtenant each represent and warrant that it has full authority to execute and deliver this Agreement.

14. Real Estate Brokers. Sublandlord represents to Subtenant that Sublandlord has dealt only with Jones Lang LaSalle Midwest, LLC (“JLL”) in connection with the brokerage of the transaction contemplated by this Agreement. Each of Sublandlord and Subtenant represent that it has not dealt with any broker, agent or finder in connection with this Agreement other than JLL, and that insofar as each party knows, no brokers other than JLL has participated in the procurement of Subtenant or in the negotiation of this Agreement or are entitled to any commission in connection therewith. Each of Sublandlord and Subtenant shall indemnify and hold the other harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from its breach of the foregoing representations.

15. Ratification Generally. Except as amended and modified hereby, the Sublease shall be and shall remain unchanged and in full force and effect in accordance with its terms, and, as the Sublease is amended and modified hereby, the sublease is hereby ratified, adopted and confirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Agreement as of the date and year first above written.

SUBLANDLORD: HYATT CORPORATION, a Delaware corporation

By:	/s/ Robert Webb
Name:	Robert Webb
Title:	Chief Human Resources Officer

SUBTENANT: H GROUP HOLDING, INC., a Delaware corporation

By:	/s/ Jeffrey H. Ehlers
Name:	Jeffrey H. Ehlers
Title:	Vice President